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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1.   Name and Address of Reporting Person*

Reiman                              James
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   (Last)                           (First)             (Middle)

775 Passaic Avenue
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                                    (Street)

West Caldwell,                        NJ                 07006
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Greg Manning Auctions, Inc. -- "GMAI"
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Day/Year

02/04/03
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5.   If Amendment, Date of Original (Month/Day/Year)


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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [ ]  Director                             [_]  10% Owner
     [x]  Officer (give title below)           [_]  Other (specify below)

Executive Vice President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by One Reporting Person
     [_]  Form filed by More Than One Reporting Person
--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                5.              6.
                                        2A.                      4.                             Amount of       Owner-
                                        Deemed                   Securities Acquired (A) or     Securities      ship
                            2.          Execution   3.           Disposed of (D)                Beneficially    Form:     7.
                            Transaction Date,       Transaction  (Instr. 3, 4 and 5)            Owned Following Direct    Nature of
                            Date        if any      Code         ------------------------------ Reported        (D) or    Indirect
1.                          (Month/     (Month/     (Instr. 8)                   (A)            Transaction(s)  Indirect  Beneficial
Title of Security           Day/        Day/        ------------     Amount      or     Price   (Instr. 3       (I)       Ownership
(Instr. 3)                  Year)       Year)        Code     V                  (D)            and 4)          (Instr. 4)(Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per share                                                                              10,500
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


                                                                       (Over)
                                                              SEC 1474 (9-02)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                                                                                                          Deriv-    Form
             2.                                                                                           ative     of
             Conver-                           5.                              7.                         Secur-    Deriv-   11.
             sion                              Number of                       Title and Amount           ities     ative    Nature
             or               3A.              Derivative    6.                of Underlying     8.       Bene-     Secur-   of
             Exer-            Deemed  4.       Securities    Date              Securities        Price    ficially  ity:     In-
             cise     3.      Execu-  Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       Owned     Direct   direct
             Price    Trans-  tion -  action   or Disposed   Expiration Date   ----------------  Deriv-   Following (D) or   Bene-
1.           of       action  Date,   Code     of(D)         (Month/Day/Year)            Amount  ative    Reported  In-      ficial
Title of     Deriv-   Date    if any  (Instr.  (Instr. 3,    ----------------            or      Secur-   Trans-    direct   Owner-
Derivative   ative    (Month/ (Month/ 8)       4, and 5)     Date     Expira-            Number  ity      action(s) (I)      ship
Security     Secur-   Day/    Day/    ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)   ity      Year)   Year)   Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Common
                                                                               Stock,
                                                                               par value
                                                                               $.01 per
Stock Options 2.00    02/04/03          A       32,000        (1)      (2)     share     32,000           42,000      D
------------------------------------------------------------------------------------------------------------------------------------

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
Explanation of Responses:

(1) 50% immediately and 25% on each of the first and second anniversaries of the date of grant.
(2)  Ten years from date of grant.


      /s/ James Reiman                                         February 5, 2003
      ---------------------------------                       -----------------
      **Signature of Reporting Person                               Date
      by Carol Meltzer, by power of attorney

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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